Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated November 29, 2011, with respect to the financial statements of Rio Garment S. de R.L. incorporated by reference into the Registration Statements on Form S-3 (No. 33-86312) and on Form S-8 (No. 333-53750 and No. 333-162875) and related Prospectus’ of Hampshire Group, Limited for the registration of shares of its common stock.

/s/ Ernst & Young Honduras S. de R.L. de C.V.

November 29, 2011
San Pedro Sula, Honduras